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                                                                   EXHIBIT 11.1
                        AMERICAN COIN MERCHANDISING, INC.
                        COMPUTATION OF PER SHARE EARNINGS

                                                      Three Months Ended        Nine Months Ended
                                                        September 30,             September 30,
                                                      1998         1997         1998         1997
                                                   ----------   ----------   ----------   ----------
Net earnings ...................................   $  906,000   $1,006,000   $3,465,000   $2,771,000
                                                   ==========   ==========   ==========   ==========

Common shares outstanding at beginning of period    6,468,903    5,447,904    6,452,904    5,123,274

     Effect of shares issued during the period .        1,136        1,772       12,485      242,200
                                                   ----------   ----------   ----------   ----------

Basic weighted average common shares ...........    6,470,039    5,449,676    6,465,389    5,365,474

Incremental shares from assumed conversions:

     Stock options .............................      140,708      137,405      155,131       61,413
     Warrants ..................................       25,257       46,132       28,813       13,417
                                                   ----------   ----------   ----------   ----------

Diluted weighted average common shares .........    6,636,472    5,633,213    6,649,333    5,440,304
                                                   ==========   ==========   ==========   ==========

     Basic earnings per share ..................   $     0.14   $     0.18   $     0.54   $     0.52

     Diluted earnings per share ................   $     0.14   $     0.18   $     0.52   $     0.51




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